Exhibit 16.1

368    WESTPAC GROUP 2024 ANNUAL REPORT

EXHIBIT 16.1

Letter from PricewaterhouseCoopers to the SEC

November 5, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Westpac Banking Corporation pursuant to Item 16F of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of Westpac Banking Corporation’s 2024 Annual Report on Form 20-F dated November 5, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers

Sydney, Australia